UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2017

Integrity Applications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19 Ha'Yahalomim St., P.O. Box 12163, Ashdod, Israel	L3 7760049
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  972 (8) 675-7878

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Commercial Officer

On June 7, 2017, the Board of Directors (the “Board”) of Integrity Applications, Inc. (the “Company”) appointed David Podwalski as the Chief Commercial Officer of the Company, effective as of June 26, 2017 (the “Effective Date”).

On June 7, 2017, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Podwalski to serve as Chief Commercial Officer of the Company.  Under the Employment Agreement, Mr. Podwalski will (1) receive a base salary of $240,000 per year (“Base Salary”); (2) receive a sign-on bonus of $25,000, payable on the six month anniversary of the Effective Date, subject to his continued employment through and on such payment date; (3) be eligible to receive an annual performance bonus, having a minimum bonus opportunity equal to 20% of his current Base Salary based upon 80% achievement of performance criteria (the “Minimum Performance Goal”), a target bonus opportunity equal to 25% of his current Base Salary based upon 100% achievement of performance criteria, and a maximum bonus opportunity equal to 37.5% of his current Base Salary based upon 150% achievement of performance criteria (the “Maximum Performance Goal”), provided, however, that such performance bonus will be determined using straight-line interpolation of the level of achievement between the Minimum Performance Goal and the Maximum Performance Goal; and (4) receive an initial stock option grant to purchase shares of Common Stock equal to 1% of the total fully diluted shares of Common Stock underlying the Series C Units (as defined in the Employment Agreement) sold as of the Effective Date, with an exercise price of $4.50 per share or the fair market value of a share of Common Stock on the grant date, whichever is greater, vesting monthly over a three year period commencing on the Effective Date, subject to his continued employment through and on each such vesting date.

The Employment Agreement is terminable by the Company on 90 days’ written notice and by Mr. Podwalski on 30 days’ written notice.  The Employment Agreement is immediately terminable by the Company for Cause (as defined in the Employment Agreement) without the payment of severance.  The Employment Agreement contains non-compete obligations applicable during the term of the agreement and for one year thereafter and confidentiality obligations that survive the termination of the agreement indefinitely.

Prior to joining the Company, Mr. Podwalski served at Ernst & Young as Senior Consultant and Subject Matter Expert, Life Sciences, from February 2005 to May 2017. From January 2000 to February 2005, Mr. Podwalski was Senior Director of Global Commercial Effectiveness at Aventis Pharmaceuticals Inc., a multinational pharmaceutical company.  From November 1996 to December 1999, Mr. Podwalski was a Business Team Leader for the insulin division of Hoechst Marion Roussel Inc., a pharmaceutical company which was merged into Aventis Pharmaceuticals, Inc. in 1999.

Mr. Podwalski has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Podwalski had, or will have, a direct or indirect material interest.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 8, 2017

INTEGRITY APPLICATIONS, INC.

By:	/s/ John Graham
Name: John Graham
Title: Chief Executive Officer